Exhibit 99.1

MEDCATH CONTACTS:

Art Parker	Lora Ramsey
President & Chief Executive Officer	Chief Financial Officer
(704) 815-7700	(704) 815-7700

MEDCATH ANNOUNCES FILING OF CERTIFICATE OF DISSOLUTION; DELISTING FROM NASDAQ

CHARLOTTE, N.C., September 21, 2012—MedCath Corporation (Nasdaq: MDTH) announced today that the Company has filed a certificate of dissolution with the Delaware Secretary of State (the “Filing”). The Filing was made pursuant to the plan of dissolution the Company’s stockholders approved at a special meeting held September 22, 2011. The Filing became effective as of 5.00 p.m., Eastern Time, September 21, 2012.

Upon the effectiveness of the Filing, the Company closed its stock transfer books and discontinued recording transfers of its common stock (the “Common Stock”), except for transfers by will, intestate succession or operation of law. From and after the effectiveness of the Filing, the Company’s stockholders shall have only such rights and obligations as are provided under the Delaware General Corporation Law for stockholders of a dissolved corporation.

The Company’s Common Stock is listed on the NASDAQ Global Select Market operated by The NASDAQ Stock Market LLC (“NASDAQ”). The Company has notified NASDAQ that the Company has made the Filing, and NASDAQ has advised the Company that NASDAQ will suspend trading of the Common Stock effective prior to market open on Monday, September 24, 2012. NASDAQ has also advised the Company that it will file with the Securities and Exchange Commission (the “SEC”) a Notice of Removal from Listing and/or Registration on Form 25 to delist the Common Stock from NASDAQ.

The Company has filed a Current Report on Form 8-K with the SEC regarding the effect of the Filing upon the rights of the Company’s stockholders, the suspension of trading and delisting of the Common Stock by NASDAQ and related matters, including the Company’s intent to terminate the periodic reporting requirements the Company is currently subject to under the Securities Exchange Act of 1934, as amended. A copy of the 8-K report is available on the SEC’s website, www.sec.gov, or on our website, www.medcath.com.

If the Company terminates its obligation to and ceases filing periodic and current reports with the SEC, the Company intends to post periodically on the Company’s website a statement of net assets and a statement of changes in net assets and to post from time to time information about any material developments with respect to any significant transactions for disposing of the Company’s remaining assets, any significant developments in claims, litigation, investigations and any other future events occurring that could materially impact the timing or amount of liquidating distributions, if any, to be made to the Company’s stockholders of record as of the effectiveness of the Filing.

About MedCath

MedCath Corporation, headquartered in Charlotte, N.C., was a health care provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. Having now divested all of its hospitals, MedCath is focused on fulfilling transition service obligations to the purchaser of one of its previously owned hospitals, realizing the value of its remaining immaterial assets; making tax and regulatory filings; winding down its business affairs, managing its known and unknown contingencies, and seeking to make distributions to its stockholders as part of its Plan of Dissolution.

All statements relating to liquidating distributions are forward-looking statements. The amount of the reserve established by the Company’s board of directors could be more or less than the amount necessary to resolve all of the Company’s contingencies if one or more of the underlying assumptions or expectations the Board of Directors used in establishing the reserve proves to be inaccurate. Certain important factors, risks and uncertainties that could cause the actual amount of the Company’s potential unknown contingencies to differ materially from the amount of the reserve are described in the risk factors included in the Company’s periodic and current reports filed with the SEC. The forward-looking statements included in this release speak only as of the date of this release or the date they were otherwise made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #